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                                                                 EXHIBIT 8(a)(3)

                    Amendment No. 2, dated April ____, 1998,
                                     to the
                            Participation Agreement
                             dated January 30, 1996
                                  By and Among
                            MARKET STREET FUND, INC.
                                      and
                        NATIONAL LIFE INSURANCE COMPANY
                                      and
                        1717 CAPITAL MANAGEMENT COMPANY
                       (formerly PML SECURITIES COMPANY)

         This Amendment No. 2, dated as of April ___, 1998, to the Participation Agreement dated January 30, 1996 (the "Participation Agreement"), by and among NATIONAL LIFE INSURANCE COMPANY, a Vermont insurance company (the "Company"), the MARKET STREET FUND, INC., an open-end diversified investment company organized under the laws of the State of Maryland (the "Fund") and 1717 CAPITAL MANAGEMENT COMPANY (formerly PML SECURITIES COMPANY), a Delaware corporation (the "Underwriter"), is made and entered into as of April ___, 1998.

         WHEREAS, the Company has formed a new set of subaccounts of National Variable Life Insurance Account, which will fund second-to-die variable life insurance contracts, such new set of subaccounts being known as the "New Subacounts"; and

         WHEREAS, the Company desires to purchase shares of the Portfolios on behalf of the New Subaccounts to fund the second-to-die variable life insurance contracts, and the Fund and the Underwriter are willing to to sell such shares to the Company for such purpose;

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree to amend the Participation Agreement as follows:

         1. Definitions. Unless otherwise specifically provided for herein, all capitalized terms defined in the Participation Agreement shall have the same meanings when used herein as in the Participation Agreement. The definition of the term "Policy" is hereby broadened to include the second-to-die variable life insurance contracts to be offered by the New Subaccounts, as well as the single life flexible premium adjustable benefit variable life insurance policies offered by National Variable Life Insurance Account, and the variable annuity contracts being offered by National Variable Annuity Account II.

         2. Sale of Fund Shares. The Underwriter agrees to sell shares of the Fund, and the Fund agrees to make available its shares for such sale, to the Company on behalf of the New Subaccounts, on the same terms and conditions as the Underwriter currently sells shares of the Fund, and the Fund currently makes its shares available for such sale to the
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Company on behalf of the existing subaccounts of the National Variable Life
Insurance Account, and the National Variable Annuity Account II.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to the Participation Agreement to be executed in its name and behalf by its duly authorized representative as of the date set forth above.


                                           NATIONAL LIFE INSURANCE COMPANY



                                           ------------------------------
                                           by:

                                           MARKET STREET FUND, INC.



                                           ------------------------------
                                           by:

                                           1717 CAPITAL MANAGEMENT COMPANY



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                                           by: